EXHIBIT 99.1

XOMA Reports Fourth Quarter and Full-Year 2019 Financial Results and Operating Highlights

Added more than 20 new partner-funded programs in 2019 with potential for milestone and royalty payments
Received $15.8 million from partners during the year
Current cash balance sufficient to fund operations for multiple years

EMERYVILLE, Calif., March 10, 2020 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq: XOMA) announced its fourth quarter and full-year 2019 financial results and business highlights.

“2019 was a tremendous year for XOMA.  We added 20 new assets to our royalty license portfolio, eleven of which are clinical-stage candidates.  One of our licensees, Janssen Biotech, conducted a portfolio review and identified multiple compounds that were born from an agreement between our companies.  As we are constructing XOMA’s portfolio to generate royalty candidates over an extended time horizon, we acquired interests in two exciting platform technologies that we believe will produce multiple clinical candidates to further increase our royalty license portfolio.  We entered 2020 with a royalty-potential portfolio of more than 65 partner-funded assets,” stated Jim Neal, Chief Executive Officer at XOMA.  “Our business model has the potential to generate significant revenue from milestone payments and royalties.  In 2019, we received $15.8 million from our partners.  Given our royalty acquisition achievements over the last three years and the opportunities before us, we raised an additional $22 million in a rights offering at the end of the year.  We anticipate we will deploy this capital to continue building XOMA’s royalty-interest and milestone-bearing portfolio.”

Business Highlights
XOMA completed four milestone and royalty acquisition transactions in 2019 that added eleven new potential royalty-bearing assets and interests in two platform technologies to the Company’s portfolio.

  Acquired a milestone and royalty interest in two Bayer assets, one Bayer option, and two unpartnered candidates from Aronora.
  Acquired a royalty interest in one Novartis asset and five clinical-stage assets from Palobiofarma.
  Acquired royalty interest in platform technologies being developed at Bioasis Technologies and Sonnet BioTherapeutics.
  Added nine Janssen Biotech assets to XOMA’s royalty portfolio.
  Received $15.8 million from partners during 2019.
  Completed a $22 million rights offering with XOMA stockholders including BVF Partners, LP.

2019 Updates About Partnered Assets in Development
“Last year two of our partners, Novartis and Sesen Bio, announced significant clinical developments that have the potential to offer patients with few treatment options the opportunity to access new therapies that have clinically meaningful benefits,” Mr. Neal continued.

Novartis-licensed assets:

  Novartis presented first-of-its-kind histology data with iscalimab (CFZ533)1 at the American Transplant Congress.  The data showed 60 percent of iscalimab-treated transplant patients have normal kidney histology at least one year after transplant, compared with 0 percent with tacrolimus (current standard of care)2.  The company highlighted iscalimab and its development plans at the Novartis R&D Day on December 5, 2019.  Novartis now has seven clinical studies with iscalimab underway.
  Novartis launched its clinical program for gevokizumab (VPM087) (anti-IL1β allosteric modulator monoclonal antibody) 3 with a clinical study in patients with metastatic colorectal cancer, gastroesophageal cancer, and renal cell carcinoma.

Sesen Bio reported positive top-line Phase 3 data and subsequently initiated its rolling Biologics License Application (BLA) filing for Vicinium® for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC)4.  The company has stated it anticipates completing its filing in the second half of 2020.

Takeda-licensed assets:

  Takeda expanded the TAK-0794 clinical program and now has four studies ongoing.
  Takeda and Molecular Templates began enrolling patients in their first TAK-1694 clinical program.

Aronora initiated a Phase 2 study with AB002 (E-WE thrombin)4 in patients with end-stage renal disease on chronic hemodialysis.

AVEO Oncology expanded the clinical program testing ficlatuzumab (AV-299)4 and now is studying the compound’s potential efficacy in a wide variety of oncology indications.

Mr. Neal concluded, “The clinical advancements continued into 2020.  In February, Rezolute, Inc., announced the launch of its Phase 2b clinical trial for RZ358 (formerly XOMA 358) in patients with congenital hyperinsulinism (CHI).  Given the insight we gained into this terrible condition during our early development of this compound and the extraordinary families we met, we are truly hopeful Rezolute succeeds in its development efforts for RZ358.”

Financial Results
XOMA recorded total revenues of $0.4 million for the fourth quarter of 2019, compared to $1.7 million for the fourth quarter of 2018.  For the full year of 2019, XOMA recorded revenues of $18.4 million, compared to $5.3 million for the full year of 2018.  Revenues for the full year of 2019 reflect $14.0 million recognized under the Company’s license agreement and common stock purchase agreement with Rezolute and $2.5 million in revenue earned from a one-time payment under XOMA’s license agreement with Janssen.  Revenues for the full year of 2018 include $1.8 million recognized under the license agreement and common stock purchase agreement with Rezolute, $1.4 million in milestone revenue earned under XOMA’s license agreement with Janssen, and $0.8 million in milestone revenue earned under XOMA’s license agreement with Compugen.

Research and development (R&D) expenses were $0.1 million for the fourth quarter of 2019, compared to $0.2 million for the fourth quarter of 2018.  Research & development expenses for the full year of 2019 were $1.3 million, compared to $1.7 million for the same period in 2018.  The decrease of $0.4 million in 2019, as compared with 2018, was primarily due to a reduction in headcount of R&D employees.

General and administrative expenses were $4.3 million for the fourth quarter of 2019, compared to $4.3 million for the fourth quarter of 2018.  General & administrative expenses were $21.0 million for the full year of 2019, compared to $18.6 million for the full year of 2018.  The increase of $2.4 million in 2019 as compared with 2018 was primarily due to a $0.9 million increase for expenses incurred in connection with a separation agreement with our Chief Business Officer, which included $0.5 million in stock-based compensation expense for modifications to vested stock options and $0.4 million in separation benefits, an increase of $0.7 million in stock-based compensation excluding the option modifications, a $0.6 million increase in common area maintenance charges related to our legacy leases, and a $0.4 million increase in expenses related to investor communications.

Interest expense for the fourth quarter of 2019 was $0.6 million, as compared to $0.4 million for the fourth quarter of 2018.  For the full year of 2019, interest expense was $1.9 million, compared with $0.9 million reported in the full year of 2018.  The increase in 2019 is primarily due to the increase in the outstanding loan balance with Silicon Valley Bank due to the Company’s borrowing activities related to the royalty purchase agreements with Aronora and Palobiofarma.

Other income, net was $0.3 million for the fourth quarter of 2019, compared to $0.7 million for the corresponding quarter of 2018.  Total other income, net was $3.8 million for the full year of 2019, compared to $4.3 million for the corresponding period of 2018.  The decrease in the full year of 2019 when compared to the full year of 2018 primarily reflects the discontinuation of income under the Ology Bioservices agreement of $2.5 million and a loss of $0.4 million recognized due to the early termination of our legacy building leases, partially offset by the increase in sublease income of $1.2 million and the change in fair value adjustment of Rezolute common stock of $0.9 million.

Net loss for the fourth quarter of 2019 was $4.3 million, compared to net loss of $3.0 million for the fourth quarter of 2018.  Net loss for the full year of 2019 was $2.0 million, compared to net loss of $13.3 million for the full year of 2018.

On December 31, 2019, XOMA had cash of $56.7 million compared with $45.8 million on December 31, 2018.  The Company’s current cash position is expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation
XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies.  The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas.  Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics.  The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding.  For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders and cash sufficiency forecast.  These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them.  Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings.  Consider such risks carefully when considering XOMA's prospects.  Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date.  XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development.  Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

  Iscalimab is an investigational compound.  Efficacy and safety have not been established.  There is no guarantee that iscalimab will become commercially available.
  Farkash E, et al. Cni-free Therapy With Iscalimab (anti-cd40 Mab) Preserves Allograft Histology Compared To Standard Of Care After Kidney Transplantation.  Iscalimab is an investigational compound.  Efficacy and safety have not been established.  There is no guarantee that iscalimab will become commercially available.  Presented at the American Transplant Congress, June 2019.
  Gevokizumab is an investigational compound.  Efficacy and safety have not been established.  There is no guarantee that gevokizumab will become commercially available.
  This is an investigational compound, and there is no guarantee it will become commercially available.
XOMA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash	$56,688	$45,780
Trade and other receivables	2,933	1,468
Prepaid expenses and other current assets	352	378
Total current assets	59,973	47,626
Property and equipment, net	34	59
Operating lease right-of-use assets	510	—
Long-term royalty receivables	34,375	15,000
Equity securities	681	392
Other assets	151	708
Total assets	$95,724	$63,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$614	$1,244
Accrued and other liabilities	945	2,382
Contingent consideration under royalty purchase agreements	75	—
Operating lease liabilities	163	—
Unearned revenue recognized under units-of-revenue method	1,096	490
Contract liabilities	798	798
Current portion of long-term debt	5,184	789
Total current liabilities	8,875	5,703
Unearned revenue recognized under units-of-revenue method – long-term	15,317	17,017
Long-term debt	27,093	21,690
Long-term operating lease liabilities	408	—
Other liabilities – long-term	43	590
Total liabilities	51,736	45,000

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 6,256 shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 9,758,583 and 8,690,723 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	73	65
Additional paid-in capital	1,238,299	1,211,122
Accumulated deficit	(1,194,384)	(1,192,402)
Total stockholders’ equity	43,988	18,785
Total liabilities and stockholders’ equity	$95,724	$63,785

XOMA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Revenue from contracts with customers	$100	$1,550	$17,276	$5,068
Revenue recognized under units-of-revenue method	323	135	1,094	231
Total revenues	423	1,685	18,370	5,299

Operating expenses:
Research and development	130	237	1,253	1,682
General and administrative	4,293	4,327	21,002	18,563
Restructuring	-	543	-	1,911
Total operating expenses	4,423	5,107	22,255	22,156

Loss from operations	(4,000)	(3,422)	(3,885)	(16,857)

Other income (expense), net:
Interest expense	(583)	(365)	(1,919)	(922)
Other income, net	262	677	3,822	4,338
Loss before income tax	$(4,321)	$(3,110)	$(1,982)	$(13,441)
Income tax benefit	-	98	-	98
Net loss and comprehensive loss	$(4,321)	$(3,012)	$(1,982)	$(13,343)
Basic and diluted net loss per share available to common stockholders	$(0.49)	$(0.35)	$(0.23)	$(1.59)
Weighted average shares used in computing basic and diluted net loss per share available to common stochholders	8,886	8,430	8,763	8,373

Investor contact:
Juliane Snowden
Oratorium Group, LLC
+1 646-438-9754
jsnowden@oratoriumgroup.com

Media contact:
Kathy Vincent
KV Consulting & Management
+1 310-403-8951
kathy@kathyvincent.com